Exhibit 2.n.3

August 18, 2009

Board of Directors

American Capital, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to American Capital, Ltd. (the “Company”) in connection with the Company’s registration of up to $1,500,000,000 aggregate offering price of its common stock, $0.01 par value per share (the “Common Stock”), preferred stock, $0.01 par value per share (the “Preferred Stock”), and/or debt securities (the “Debt Securities” and together with the Common Stock and the Preferred Stock, the “Securities”) on Form N-2, (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus constituting a part of the Registration Statement.

In connection with rendering the opinions set forth in this letter, we have examined and relied upon such corporate records, certificates and other documents, and made such investigation of matters of fact and law, as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification (i) the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; (ii) that each of the Company and the indenture trustee under the indenture, dated as of April 26, 2007 (as supplemented, the “Indenture”), pursuant to which the Debt Securities will be issued (the “Trustee”) are duly organized and validly existing in good standing in their jurisdictions of organization; (iii) that each of the Company and the Trustee have all requisite corporate power and authority to execute, deliver and perform their respective obligations under the Indenture and the Debt Securities and to issue and sell the Debt Securities pursuant to the Indenture and the Registration Statement; (iv) that the issuance, offer and sale of Securities from time to time and the final terms and conditions of the Securities to be so issued, offered and sold, including those relating to price and amount of Securities to be issued, offered and sold, (a) are consistent with the descriptions thereof in the Registration Statement, the related prospectus and the applicable prospectus supplement, (b) do not violate any applicable law, including the requirements of the Investment Company Act of 1940, as amended, (c) do not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (d) comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (v) that (a) the Debt Securities have been duly executed and delivered by the Company and duly authenticated by the Trustee, in each case, in accordance with the Indenture, and (b) the Securities have been delivered to and fully paid for at the time of such delivery by the purchasers thereof; and (vi) the Registration Statement has become effective under the Securities Act and remains effective at the time of any offer or sale of the Securities.

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

Board of Directors

American Capital, Ltd.

August 18, 2009

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company (the “Board of Directors”) or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to the matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

F. As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Board of Directors or a committee thereof will, before they are issued, authorize the issuance thereof, and certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors or a committee thereof or certain authorized officers of the Company.

G. Opinion 3 hereafter expressed is qualified to the extent that the characterization of, and the enforceability of any rights or remedies in, any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, receivership, readjustment of debt, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally, and general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion, when issued and delivered in the manner and on the terms described in the Registration Statement (after the same is declared effective), that:

1. Upon the completion of all required Corporate Proceedings relating to the issuance of Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

2. Upon the completion of all required Corporate Proceedings relating to the issuance of Preferred Stock, the Preferred Stock will be validly issued, fully paid and nonassessable.

3. Upon the completion of all required Corporate Proceedings relating to the issuance of Debt Securities, the Debt Securities will be valid and legally binding obligations of the Company.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference our firm under the caption “Legal Matters” contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Arnold & Porter LLP

ARNOLD & PORTER LLP